EXHIBIT 99.2

PRESS RELEASE

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD ANNOUNCES NEW PRESIDENT AND CHIEF MEDICAL OFFICER

- John G. Curd, M.D. To Lead Research and Development -

REDWOOD CITY, CA – October 24, 2007 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced the appointment of John G. Curd, M.D. to president and chief medical officer. Dr. Curd joins Threshold as a member of the management team and will lead the clinical development of the Company’s product development candidates and help to identify additional opportunities for Threshold.

“I am very excited to be joining Threshold right now,” said Dr. Curd. “The company’s progress in discovering a pipeline of product candidates that target solid tumors, particularly the hypoxic microenvironment, is truly impressive as is the differentiating pre-clinical data for the hypoxia activated prodrug TH-302. I am eager to see the data from the ongoing Phase 1 study with this agent. Hypoxia activated prodrugs, like TH-302, represent a new paradigm in the treatment of solid tumors from the perspective of targeting both the primary tumors as well as metastases.”

Dr. Curd joins Threshold from Novacea, Inc. where he was the president and chief medical officer since 2001. From May 2001 to December 2001, Dr. Curd served as senior vice president of Development and interim president for Vaccines at Maxygen, Inc. From June 1999 to May 2001, Dr. Curd served as executive vice president at VaxGen, Inc. From December 1991 to June 1999, Dr. Curd served in various positions, including vice president of Clinical Development, at Genentech, Inc. While at Genentech, he directed the clinical development of Herceptin®, Rituxan®, Xolair®, and Raptiva®. From 1978 to 1991, Dr. Curd served in various positions, including president of the Medical Staff at Scripps Clinical and Research Foundation, La Jolla, California. Dr. Curd holds a B.S. in chemistry from Princeton University and an M.D. from Harvard Medical School.

“I am absolutely delighted with John’s decision to join Threshold,” said Barry Selick, chief executive officer. “His experience and depth of understanding of oncology product development is without peer. His joining Threshold should send a message to our patients as well as shareholders that we remain dedicated to our commitment to make a significant impact on the treatment of cancer.”

1300 Seaport Boulevard, 5th Floor, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

Dr. Michael Brawer, who joined the Company in March 2006 as the Company’s Urology Therapeutic Area Head and became the Company’s Interim Chief Medical Officer in November 2006, will resign from the Company effective November 2, 2007. He will remain a member of the Scientific Advisory Board. Dr. Brawer, a highly regarded key opinion leader in urology and a consultant to Threshold Pharmaceuticals since 2004, has spent his career caring for patients and treating prostate cancer. He was a founding director of the Northwest Prostate Institute in Seattle, Washington from 1998 to 2006. He was formerly Professor of Urology and adjunct Professor of Pathology at the University of Washington.

“Michael has been invaluable to Threshold where he has helped transition the company from a mixed urology/oncology to a pure oncology focus, overseeing our glufosfamide and TH-302 clinical trials”, said Barry Selick, chief executive officer. “He has been a great colleague to all of us at Threshold, highly respected for his intellect, integrity and commitment and we wish him much success as he pursues new business interests.”

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, their potential therapeutic uses, the development of a product candidate pipeline and the Company’s existing and planned clinical trials. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to identify and develop product candidates for human clinical trials, enroll or complete its anticipated or future clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 7, 2007 and is available from the SEC’s website (http://www.sec.gov) and on our website (http://www.thresholdpharm.com) under the heading “Investors.” We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, 5th Floor, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com